Exhibit 99.1

MRC Global Reports Full Year and Fourth Quarter 2024 Results

Houston, TX – March 14, 2025 – MRC Global Inc. (NYSE: MRC) today reported full year and fourth quarter 2024 results.

Full Year 2024 Financial Highlights:

 ● Operating cash flows from continuing operations of $268 million, highest since 2015

 ● Sales of $3,011 million

 ● Net income from continuing operations of $78 million

 ● Adjusted EBITDA of $202 million, 6.7% of sales

 ● Gross profit, as a percentage of sales, of 20.6%

 ● Adjusted Gross Profit, as a percentage of sales, of 21.9% and the third consecutive year above 21%

 ● Net Debt of $324 million, a 1.6x net debt leverage ratio

Fourth Quarter 2024 Financial Highlights:

 ● Operating cash flows from continuing operations of $73 million

 ● Sales of $664 million

 ● Net loss from continuing operations of ($1) million

 ● Adjusted EBITDA of $32 million, or 4.8% of sales

 ● Gross profit, as a percentage of sales, of 20.3%

 ● Adjusted Gross Profit, as a percentage of sales, of 22.0%

 ● Working capital, as a percentage of sales, of 11.2%, a record low for the company

Rob Saltiel, MRC Global’s President and Chief Executive Officer, commented, “We are optimistic about our business outlook for 2025 due to the rebound of our gas utilities business, the return of inflation to our product pricing, the growth of U.S. natural gas infrastructure investment and our penetration into chemicals, mining and data center markets. We are also very excited to announce today our new IMTEC joint venture which simplifies the development of smart meters for our gas utilities customers. We anticipate growth in all three business sectors in 2025 and for revenue to be up low to high-single digits. In addition, we expect to generate at least $100 million in cash from operations, achieve our target net debt leverage ratio of 1.5x by year end and to have ample cash to begin execution of our recently announced $125 million share buyback authorization.”

Mr. Saltiel continued, “Looking back on 2024, I am very pleased with the successful execution of several strategic actions that simplified and strengthened our balance sheet while de-risking our future financing needs. We achieved average annual Adjusted Gross Profit margins that exceeded 21% for the third year in a row. We generated $268 million of operating cash flow from continuing operations, aided by significant improvements in our working capital efficiency, despite a slow finish to the year.”

The company previously delayed the release of its financial results to allow additional time to complete year-end procedures specifically related to inventory cycle counts. The completion of these procedures resulted in no adjustments to either the income statement or balance sheet in 2024 or any restatement of prior periods.

Consistent with the previously announced sale of the Canada business, Canada results are reflected in discontinued operations for all periods presented. Canada discontinued operational losses including operating losses and the loss incurred on the sale, were ($22) million for the fourth quarter of 2024 and ($23) million for the year ended 2024. The sale is scheduled to close this month.

Adjusted Net Income (Loss) from continuing operations, Adjusted Net (Loss) Income Attributable to Common Stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Gross Profit margin, Net Debt, Net Debt Leverage Ratio and Adjusted selling, general and administrative (SG&A) expense are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Net loss from continuing operations for the fourth quarter of 2024 was ($1) million, or ($0.14) per diluted share, as compared to net income from continuing operations of $22 million, or $0.19 per diluted share, in the fourth quarter of 2023. Net income from continuing operations for the full years 2024 and 2023 was $78 million, or $0.57 per diluted share, and $115 million, or $1.06 per diluted share, respectively. Adjusted net income from continuing operations for the fourth quarter of 2024 and the fourth quarter of 2023 was $4 million, and $27 million, respectively. Adjusted net income from continuing operations for the full year 2024 and 2023 was $86 million and $122 million, respectively.

MRC Global’s fourth quarter 2024 gross profit was $135 million, or 20.3% of sales, as compared to gross profit of $149 million, or 20.1% of sales, in the fourth quarter of 2023. Gross profit for the fourth quarter of 2024 and 2023 includes expense of $1 million and $5 million for the last-in, first out (LIFO) method of inventory cost accounting, respectively. Adjusted Gross Profit, as a percentage of sales, which excludes these items, as well as others, was 22.0% and 22.2% in the fourth quarter of 2024 and 2023, respectively.

SG&A expenses were $123 million, or 18.5% of sales, for the fourth quarter of 2024 as compared to $121 million, or 16.4% of sales, for the same period of 2023. Adjusted SG&A expense for the fourth quarter of 2024 and 2023 was $119 million, or 17.9% of sales, and $120 million, or 16.2% of sales, respectively.

For the three months ended December 31, 2024, income tax expense was $4 million with an effective rate of 133%, which was primarily impacted by foreign currency gains on debt restructuring and low pretax income for the quarter. For the three months ended December 31, 2023, income tax expense was $2 million with an effective rate of 8% which was favorably impacted by a net reduction in a foreign valuation allowance provision. Annual effective tax rates for 2024 and 2023 were 26% and 25%, respectively. Our rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses and differing foreign income tax rates.

Adjusted EBITDA was $32 million in the fourth quarter of 2024 as compared to $49 million for the same period in 2023. Please refer to the reconciliation of non-GAAP measures (Adjusted EBITDA) to GAAP measures (net income (loss) from continuing operations) in this release.

Sales

The company’s sales were $664 million for the fourth quarter of 2024, 10% lower than the fourth quarter of 2023 and a 14% decrease from the third quarter of 2024. As compared to the fourth quarter of 2023, the decrease was driven by the Downstream, Industrial and Energy Transition (DIET) sector followed by the Production & Transmission Infrastructure (PTI) sector. The sequential sales decline was across all sectors.

Sales by Segment

U.S. sales in the fourth quarter of 2024 were $542 million, a $91 million, or 14%, decrease from the same quarter in 2023. Gas Utilities sector sales were consistent with the prior year. DIET sector sales decreased by $48 million, or 25%, due to the conclusion of several projects and lower turnaround spending. PTI sector sales decreased $43 million, or 23%, due to lower customer activity and fewer projects.

Sequentially, U.S. sales in the fourth quarter of 2024, as compared to the third quarter of 2024, were down $102 million, or 16%. The Gas Utilities sector experienced a $41 million, or 14%, decline primarily from typical seasonal buying patterns and deferred spending. PTI sector sales were down $34 million, or 19%, due to lower year-end customer activity and seasonality, and non-repeating projects. The DIET sector was down $27 million, or 16%, due to the conclusion of various projects and lower turnaround activity.

International sales in the fourth quarter of 2024 were $122 million, up $15 million, or 14%, from the same period in 2023 as all sectors experienced growth. The PTI sector increase was driven primarily by multiple projects in Norway. The DIET sector increase was driven primarily by projects in the Middle East and Asia.

Sequentially, International sales in the fourth quarter of 2024, as compared to the third quarter of 2024, were down $5 million, or 4%. The DIET sector decrease was due to lower turnaround activity and timing of project deliveries in Europe and the Nordics. The PTI sector decrease was driven by the timing of project deliveries in Australia, Asia and the U.K.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S based, were $253 million in the fourth quarter of 2024, or 38% of total sales, unchanged from the fourth quarter of 2023.

Sequentially, Gas Utilities sector sales in the fourth quarter of 2024, as compared to the third quarter of 2024, declined $40 million, or 14%.

DIET sector sales in the fourth quarter of 2024 were $208 million, or 31% of total sales, a decrease of $46 million, or 18%, from the fourth quarter of 2023 driven by the U.S. segment.

Sequentially, DIET sector sales in the fourth quarter of 2024, as compared to the prior quarter, decreased $31 million, or 13%, driven by the U.S. segment.

PTI sector sales in the fourth quarter of 2024 were $203 million, or 31% of total sales, a decreased of $30 million, or 13%, from the fourth quarter of 2023 driven by the U.S. segment.

Sequentially, PTI sector sales in the fourth quarter of 2024, as compared to the previous quarter, decreased $36 million, or 15%, driven by the U.S. segment.

Balance Sheet and Cash Flow

As of December 31, 2024, the company's cash balance was $63 million, long-term debt (including current portion) was $387 million, and Net Debt was $324 million. Cash provided by operations from continuing operations was $73 million in the fourth quarter of 2024 resulting in $268 million of cash provided by operations from continuing operations for the full year 2024. Availability under the company’s ABL facility was $460 million, and liquidity was $523 million as of December 31, 2024. Please refer to the reconciliation of non-GAAP (Net Debt) to GAAP measures (long-term debt, net) in this release.

Conference Call

The company will hold a conference call to discuss its fourth quarter and full year 2024 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on March 14, 2025. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website. A replay will be available through March 28, 2025, and can be accessed by dialing 201-612-7415 and using passcode 13752336#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of approximately 200 locations including valve and engineering centers. The company’s unmatched quality assurance program offers approximately 200,000 SKUs from over 7,100 suppliers, simplifying the supply chain for over 8,300 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will”, “expect”, “expected”, “intend”, “believes” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the potential share price volatility and costs incurred in response to any shareholder activism campaigns; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act and a material weakness related to our inventory cycle count control if it remains unremediated; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the "Investors" page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton
VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)

	December 31,	December 31,
	2024	2023

Assets
Current assets:
Cash	$63	$131
Accounts receivable, net	378	410
Inventories, net	415	511
Other current assets	29	34
Current assets of discontinued operations	36	69
Total current assets	921	1,155

Long-term assets:
Operating lease assets	170	196
Property, plant and equipment, net	89	77
Other assets	37	21
Noncurrent assets of discontinued operations	-	10

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	143	163
Total assets	$1,624	$1,886

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$329	$340
Accrued expenses and other current liabilities	124	100
Operating lease liabilities	31	32
Current portion of debt obligations	3	292
Current liabilities of discontinued operations	21	19
Total current liabilities	508	783

Long-term obligations:
Long-term debt	384	9
Operating lease liabilities	153	179
Deferred income taxes	35	45
Other liabilities	28	20
Noncurrent liabilities of discontinued operations	-	7

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized no and 363,000 shares, respectively; no and 363,000 shares issued and outstanding, respectively	-	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 109,460,293 and 108,531,564 issued, respectively	1	1
Additional paid-in capital	1,779	1,768
Retained deficit	(652)	(678)
Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(237)	(228)
Total stockholders' equity	516	488
Total liabilities and stockholders' equity	$1,624	$1,886

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023

Sales	$664	$740	$3,011	$3,266
Cost of sales	529	591	2,391	2,596
Gross profit	135	149	620	670
Selling, general and administrative expenses	123	121	485	482
Operating income	12	28	135	188
Other (expense) income:
Interest expense	(7)	(6)	(26)	(32)
Other, net	(2)	2	(4)	(2)

Income from continuing operations before income taxes	3	24	105	154
Income tax expense from continuing operations	4	2	27	39
Net (loss) income from continuing operations	(1)	22	78	115
Loss from discontinued operations, net of tax	(22)	(1)	(23)	(1)
Net (loss) income	(23)	21	55	114
Series A preferred stock dividends	2	6	20	24
Loss on repurchase and retirement of preferred stock	9	-	9	-
Net (loss) income attributable to common stockholders	$(34)	$15	$26	$90

Basic (loss) earnings per common share:
(Loss) income from continued operations	$(0.14)	$0.19	$0.58	$1.08
Loss from discontinued operations	(0.26)	(0.01)	(0.27)	(0.01)
Basic (loss) earnings per common share	$(0.40)	$0.18	$0.31	$1.07

Diluted (loss) earnings per common share:
(Loss) income from continued operations	$(0.14)	$0.19	$0.57	$1.06
Loss from discontinued operations	(0.26)	(0.01)	(0.27)	(0.01)
Diluted (loss) earnings per common share	$(0.40)	$0.18	$0.30	$1.05

Weighted-average common shares, basic	85.2	84.3	85.1	84.2
Weighted-average common shares, diluted	85.2	85.9	86.6	85.5

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Year Ended
	December 31,	December 31,
	2024	2023

Operating activities
Net income from continuing operations	$78	$115
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	21	19
Amortization of intangibles	19	21
Equity-based compensation expense	16	14
Deferred income tax benefit	(8)	(7)
(Decrease) increase in LIFO reserve	(2)	2
Foreign currency losses	5	3
Other non-cash items	7	3
Changes in operating assets and liabilities:
Accounts receivable	25	57
Inventories	90	15
Other current assets	-	(3)
Accounts payable	(10)	(47)
Accrued expenses and other current liabilities	27	(15)
Operating cash flows from continuing operations	268	177
Operating cash flows from discontinued operations	8	4
Net cash provided by operating activities	276	181

Investing activities
Purchases of property, plant and equipment	(28)	(14)
Proceeds from the disposition of property, plant and equipment	-	1
Other investing activities	1	-
Investing cash flows from continuing operations	(27)	(13)
Investing cash flows from discontinued operations	—	(1)
Net cash used in investing activities	(27)	(14)

Financing activities
Payments on revolving credit facilities	(449)	(882)
Proceeds from revolving credit facilities	484	847
Payments on debt obligations	(295)	(3)
Proceeds from term loan	348	-
Debt issuance costs paid	(7)	(1)
Repurchase of preferred stock	(365)	-
Dividends paid on preferred stock	(23)	(24)
Repurchases of shares to satisfy tax withholdings	(5)	(4)
Other financing activities	(2)	-
Financing cash flows from continuing operations	(314)	(67)
Financing cash flows from discontinued operations	—	—
Net cash used in financing activities	(314)	(67)

(Decrease) increase in cash	(65)	100
Effect of foreign exchange rate on cash	(3)	(1)
Cash beginning of year	131	32
Cash end of year	$63	$131

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
December 31,
	U.S.	International	Total
2024
Gas Utilities	$252	$1	$253
DIET	143	65	208
PTI	147	56	203
	$542	$122	$664
2023
Gas Utilities	$252	$1	$253
DIET	191	63	254
PTI	190	43	233
	$633	$107	$740

Year Ended
December 31,

	U.S.	International	Total
2024
Gas Utilities	$1,097	$1	$1,098
DIET	703	267	970
PTI	730	213	943
	$2,530	$481	$3,011
2023
Gas Utilities	$1,190	$3	$1,193
DIET	790	250	1,040
PTI	865	168	1,033
	$2,845	$421	$3,266

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
Type	2024	2023	2024	2023
Line pipe	$68	$130	$405	$532
Carbon fittings and flanges	77	91	371	424
Total carbon pipe, fittings and flanges	145	221	776	956
Valves, automation, measurement and instrumentation	248	258	1,086	1,129
Gas products	180	170	753	780
Stainless steel and alloy pipe and fittings	45	29	169	135
General products	46	62	227	266
	$664	$740	$3,011	$3,266

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2024	of Revenue*	2023	of Revenue*

Gross profit, as reported	$135	20.3%	$149	20.1%
Depreciation and amortization	5	0.8%	4	0.5%
Amortization of intangibles	4	0.6%	6	0.8%
Increase in LIFO reserve	1	0.2%	5	0.7%
Transaction costs	1	0.2%	-	0.0%
Adjusted Gross Profit	$146	22.0%	$164	22.2%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2024	of Revenue*	2023	of Revenue

Gross profit, as reported	$620	20.6%	$670	20.5%
Depreciation and amortization	21	0.7%	19	0.6%
Amortization of intangibles	19	0.6%	21	0.6%
(Decrease) increase in LIFO reserve	(2)	(0.1)%	2	0.1%
Transaction costs	1	0.0%	-	0.0%
Adjusted Gross Profit	$659	21.9%	$712	21.8%

Notes to above:

*	Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations, plus transaction costs associated with acquisitions and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023

Selling, general and administrative expenses	$123	$121	$485	$482
Severance and restructuring (1)	(2)	-	(2)	-
Facility closures (2)	-	-	(1)	-
Customer settlement (3)	-	-	-	(3)
Non-recurring IT related professional fees	(1)	-	(1)	(1)
Non-recurring other legal and consulting costs	(1)	-	(1)	-
Activism response legal and consulting costs	-	(1)	(4)	(1)
Adjusted Selling, General and Administrative Expenses	$119	$120	$476	$477

Notes to above:

(1)	Employee severance and restructuring charges (pre-tax) in both our U.S. and International segments.
(2)	Charge (pre-tax) associated with a facility closure in our International segment.
(3)	Charge (pre-tax) for a customer settlement in our U.S. segment.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses and other unusual items. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023

Net (loss) income	$(23)	$21	$55	$114
Loss from discontinued operations, net of tax	22	1	23	1
Net (loss) income from continuing operations	(1)	22	78	115
Income tax expense	4	2	27	39
Interest expense	7	6	26	32
Depreciation and amortization	5	4	21	19
Amortization of intangibles	4	6	19	21
Transaction costs	1	-	1	-
Facility closures (1)	-	-	1	-
Severance and restructuring (2)	2	-	2	-
Non-recurring IT related professional fees	1	-	1	1
Increase (decrease) in LIFO reserve	1	5	(2)	2
Equity-based compensation expense (3)	5	4	16	14
Non-recurring other legal and consulting costs	1	-	1	-
Activism response legal and consulting costs	-	1	4	1
Write off of debt issuance costs	-	-	1	-
Customer settlement (4)	-	-	-	3
Asset disposal (5)	-	-	1	1
Foreign currency losses (gains)	2	(1)	5	3
Adjusted EBITDA	$32	$49	$202	$251

Notes to above:

(1)	Charge (pre-tax) associated with a facility closure in our International segment.
(2)	Employee severance and restructuring charges (pre-tax) in both our U.S. and International segments.
(3)	Charges (pre-tax) recorded in SG&A.
(4)	Charge (pre-tax) for a customer settlement in our U.S. segment.
(5)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines adjusted EBITDA as net income (loss) plus the loss from discontinued operations, net of tax, plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including inventory) and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income (loss), cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income to

Adjusted Net Income from Continuing Operations (a non-GAAP measure)

(in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Net (loss) income	$(23)	$21	$55	$114
Loss from discontinued operations, net of tax	22	1	23	1
Net (loss) income from continuing operations	(1)	22	78	115
Transaction costs, net of tax	1	-	1	-
Facility closures, net of tax (1)	-	-	1	-
Severance and restructuring, net of tax (2)	2	-	2	-
Non-recurring IT related professional fees, net of tax	1	-	1	1
Asset disposal, net of tax (3)	-	-	1	1
Customer settlement, net of tax (4)	-	-	-	2
Non-recurring other legal and consulting costs, net of tax	1	-	1	-
Activism response legal and consulting costs, net of tax	-	1	3	1
Increase (decrease) in LIFO reserve	-	4	(2)	2
Adjusted Net Income from Continuing Operations	$4	$27	$86	$122

Notes to above:

(1)	An after-tax charge associated with a facility closure in our International segment.
(2)	An after-tax charge for severance and restructuring charges in both our U.S. and International segments.
(3)	An after-tax charge for an asset disposal in our International segment.
(4)	An after-tax charge for a customer settlement in our U.S. segment.

The company defines adjusted net income from continuing operations (a non-GAAP measure) as net (loss) income plus the loss from discontinued operations, net of tax, plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income from continuing operations because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. The company believes that net (loss) income is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly compared to adjusted net income from continuing operations.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income Attributable to Common Stockholders to

Adjusted Net (Loss) Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	December 31, 2024
	Three Months Ended		Year Ended
	Amount	Per Share*	Amount	Per Share*

Net (loss) income attributable to common stockholders	$(34)	$(0.40)	$26	$0.30
Loss from discontinued operations, net of tax	22	0.26	23	0.27
Transaction costs, net of tax	1	0.01	1	0.01
Facility closures, net of tax (1)	-	-	1	0.01
Severance and restructuring, net of tax (2)	2	0.02	2	0.02
Non-recurring IT related professional fees, net of tax	1	0.01	1	0.01
Asset disposal, net of tax (3)	-	-	1	0.01
Non-recurring other legal and consulting costs, net of tax	1	0.01	1	0.01
Activism response legal and consulting costs, net of tax	-	-	3	0.03
Decrease in LIFO reserve, net of tax	-	-	(2)	(0.02)
Adjusted Net (Loss) Income Attributable to Common Stockholders	$(7)	$(0.08)	$57	$0.66

	December 31, 2023
	Three Months Ended		Year Ended
	Amount	Per Share*	Amount	Per Share*

Net income attributable to common stockholders	$15	$0.18	$90	$1.05
Loss from discontinued operations, net of tax	1	0.01	1	0.01
Non-recurring IT related professional fees, net of tax	-	-	1	0.01
Asset disposal, net of tax (3)	-	-	1	0.01
Customer settlement, net of tax (4)	-	-	2	0.02
Activism response legal and consulting costs, net of tax	1	0.01	1	0.01
Increase in LIFO reserve, net of tax	4	0.05	2	0.02
Adjusted Net Income Attributable to Common Stockholders	$21	$0.24	$98	$1.15

Notes to above:

*Does not foot due to rounding

(1)	An after-tax charge associated with a facility closure in our International segment.
(2)	An after-tax charge for severance and restructuring charges in both our U.S. and International segments.
(3)	An after-tax charge for an asset disposal in our International segment.
(4)	An after-tax charge for a customer settlement in our U.S. segment.

The company defines adjusted net income (loss) attributable to common stockholders (a non-GAAP measure) as net income (loss) attributable to common stockholders plus the loss from discontinued operations, net of tax, plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income (loss) attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. The company believes that net income (loss) attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly compared to adjusted net income (loss) attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to

Net Debt (a non-GAAP measure) and the Net Debt Leverage Ratio Calculation

(in millions)

	December 31,
	2024

Long-term debt	$384
Plus: current portion of debt obligations	3
Total debt	387
Less: cash	63
Net Debt	$324

Net Debt	$324
Trailing twelve months adjusted EBITDA	202
Net debt leverage ratio	1.6	x

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as long-term debt, including current portion, minus cash. The company defines net debt leverage ratio as Net Debt divided by trailing twelve months adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the net debt leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to Net Debt.

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